Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To NGL Energy Partners LP

We have audited the accompanying combined financial statements of the Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP (the “Businesses), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of comprehensive income (loss), equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Businesses’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Businesses’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
November 5, 2014

Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP

Combined Balance Sheets

(In thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$74,762	$15,156
Rack sales accounts receivable, net	243,520	307,757
Pipeline sales accounts receivable	684,881	520,944
Inventories in pipelines and terminals	629,567	660,044
Inventories in transit via truck and rail	53,216	59,703
Derivative contracts	47,372	13,390
Other pipeline accrued receivables	6,123	2,808
Other	17,548	15,067
	1,756,989	1,594,869
Property, plant and equipment, net	445,495	467,187
Investment in unconsolidated affiliates	211,605	105,164
Other assets	18,357	19,469
	$2,432,446	$2,186,689
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$64,351	$100,651
Product purchases accounts payable	785,112	705,863
Excise taxes payable	39,648	55,139
Inventories due under exchange agreements	31,280	35,343
Derivative contracts	30,066	11,947
Accrued environmental obligations	4,303	6,215
Variation margin payables	35,528	30,633
Other pipeline accrued payables	20,589	18,953
Other accrued liabilities	23,263	27,935
	1,034,140	992,679
Bank debt	212,000	184,000
Other	9,362	11,895
Total liabilities	1,255,502	1,188,574

Equity:
Equity attributable to noncontrolling interests	359,418	299,205
Equity attributable to parent	817,526	698,910
	1,176,944	998,115
	$2,432,446	$2,186,689

See accompanying notes to combined financial statements.

Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP

Combined Statements of Comprehensive Income (Loss)

(In thousands)

	Year ended December 31, 2013	Year ended December 31, 2012
Marketing and distribution:
Revenues	$8,579,362	$10,877,459
Cost of product sold and other direct costs and expenses	(8,463,720)	(10,983,348)
Net operating margins (loss), exclusive of depreciation and amortization shown separately below	115,642	(105,889)
Terminals and pipelines:
Revenues	59,844	52,715
Direct costs and expenses	29,414	(21,234)
Net operating margins, exclusive of depreciation and amortization shown separately below	30,430	31,481
Total net operating margins (loss)	146,072	(74,408)
Costs and expenses:
Selling, general and administrative	(65,019)	(67,971)
Depreciation and amortization	(34,261)	(32,267)
Gain (loss) on disposition of assets, net	(2,022)	856
Earnings (loss) from unconsolidated affiliates	(321)	558
Total costs and expenses	(101,623)	(98,824)
Operating income (loss)	44,449	(173,232)
Other income (expenses):
Interest expense	(5,974)	(6,549)
Foreign currency transaction gain (loss)	(13)	51
Total other expenses	(5,987)	(6,498)
Earnings (loss) before income taxes	38,462	(179,730)
Income tax expense	(242)	(188)
Net income (loss)	38,220	(179,918)
Noncontrolling interests share in earnings of TransMontaigne Partners	(23,590)	(27,086)
Net income (loss) attributable to parent	14,630	(207,004)
Other comprehensive income — foreign currency translation adjustments attributable to noncontrolling interests	56	128
Other comprehensive income — foreign currency translation adjustments attributable to parent	27	63
Comprehensive income (loss)	$14,713	$(206,813)

See accompanying notes to combined financial statements.

Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP

Combined Statements of Equity

Years ended December 31, 2012 and 2013

(in thousands)

	Equity attributable to noncontrolling interests	Equity attributable to Parent, Net	Total equity
Balance at December 31, 2011	$301,478	$1,280,928	$1,582,406
Distributions paid to noncontrolling TransMontaigne Partners’ common units	(29,801)	—	(29,801)
Purchase of common units by TransMontaigne Partners’ long-term incentive plan	(239)	—	(239)
Deferred equity-based compensation related to restricted phantom units and other	553	—	553
Net income (loss)	27,086	(207,004)	(179,918)
Net capital distributed to parent company	—	(375,077)	(375,077)
Other comprehensive income — foreign currency translation adjustments	128	63	191
Balance at December 31, 2012	299,205	698,910	998,115
Proceeds from offering of TransMontaigne Partners’ common units	68,774	—	68,774
Distributions paid to noncontrolling TransMontaigne Partners’ common units	(32,419)	—	(32,419)
Purchase of common units by TransMontaigne Partners’ long-term incentive plan	(335)	—	(335)
Deferred equity-based compensation related to restricted phantom units and other	289	—	289
Net income	23,590	14,630	38,220
Net capital contributed by parent company	—	103,825	103,825
Other comprehensive income — foreign currency translation adjustments	56	27	83
Foreign currency translation adjustments reclassified in entirety into loss on disposition of assets, net, upon the sale of TransMontaigne Partners’ Mexico operations	258	134	392
Balance at December 31, 2013	$359,418	$817,526	$1,176,944

See accompanying notes to combined financial statements.

Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP

Combined Statements of Cash Flows

(In thousands)

	Year ended December 31, 2013	Year ended December 31, 2012
Cash flows from operating activities:
Net income (loss)	$38,220	$(179,918)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	34,261	32,267
Loss (gain) on disposition of assets, net	2,022	(856)
Amortization of financing costs	1,373	1,165
Loss (earnings) from unconsolidated affiliates	321	(558)
Distributions from unconsolidated affiliates	1,467	1,435
Amortization of deferred revenue, utility deposits returned and other	(6,060)	(3,430)
Changes in operating assets and liabilities:
Rack sales accounts receivable, net	64,111	61,962
Pipeline sales accounts receivable	(163,937)	(96,685)
Inventories in pipelines and terminals	30,477	180,905
Inventories in transit via truck and rail	6,487	10,457
Derivative contracts	(15,864)	688
Other pipeline accrued receivables	(3,315)	166
Other current assets	(3,109)	(955)
Accounts payable	(33,531)	30,194
Product purchases accounts payable	79,249	308,006
Excise taxes payable	(15,489)	(6,855)
Inventory due under exchange agreements	(4,063)	15,435
Accrued environmental liabilities	(1,912)	238
Variation margin payables	4,895	11,688
Other pipeline accrued payables	1,636	2,291
Other current liabilities	(2,187)	(1,652)
Net cash provided by operating activities	15,052	365,988
Cash flows from investing activities:
Investments in unconsolidated affiliates	(108,229)	(80,166)
Capital expenditures	(17,405)	(31,178)
Proceeds from sale of assets	2,294	19,085
Net cash used in investing activities	(123,340)	(92,258)
Cash flows from financing activities:
Proceeds from issuance of TransMontaigne Partners’ common units	68,774	—
Borrowings of bank debt	168,500	147,000
Repayments of bank debt	(140,500)	(83,000)
Deferred debt issuance costs	—	(736)
Net capital contributed by (distributed to) parent company	103,825	(375,077)
Distributions paid to noncontrolling TransMontaigne Partners’ common units	(32,419)	(29,801)
Purchase of common units by TransMontaigne Partners’ long-term incentive plan	(335)	(239)
Net cash provided by (used in) financing activities	167,845	(341,853)
Increase (decrease) in cash and cash equivalents	59,557	(68,123)
Foreign currency translation effect on cash	49	63
Cash and cash equivalents at beginning of year	15,156	83,216
Cash and cash equivalents at end of year	$74,762	$15,156

Supplemental disclosures of cash flow information:
Cash paid for interest expense	$(4,443)	$(5,430)
Property, plant and equipment acquired with accounts payable	$718	$3,473

See accompanying notes to combined financial statements.

Notes to Combined Financial Statements

Years ended December 31, 2013 and 2012

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)                                 Nature of business

The accompanying combined financial statements include the accounts of all operations of the Businesses Associated with TransMontaigne Inc. Acquired by NGL Energy Partners LP (collectively, the “Company”, “we”, “us” or “our”). On July 1, 2014, Morgan Stanley consummated the sale of its indirect 100% ownership interest in the Business to NGL Energy Partners LP (“NGL”). TransMontaigne Inc. is the indirect parent and sole member of TransMontaigne GP L.L.C., which is the sole general partner (“General Partner”) of TransMontaigne Partners L.P. (“TLP” or the “Partnership”), a publicly traded master limited partnership. The sale also included Morgan Stanley’s limited partnership interests in TLP, the assignment from an affiliate of Morgan Stanley to NGL of certain terminaling services agreements with TLP, and the transfer of certain inventory owned by Morgan Stanley (collectively, the “Transaction”). The Transaction does not involve the sale or purchase of any of the limited partnership units in TLP held by the public and the TLP limited partnership units continue to trade on the New York Stock Exchange.

TransMontaigne Inc., (“TransMontaigne”) is a Delaware corporation headquartered in Denver, Colorado, that was formed in 1995 as a refined petroleum products marketing and distribution company. TransMontaigne and its wholly-owned subsidiaries conduct operations in the United States primarily in the Southeast, Florida, and Midwest regions. TransMontaigne primarily provides integrated marketing and distribution services to end-users of refined petroleum products and, to a lesser extent, users of crude oil and renewable fuels.

TransMontaigne’s less than wholly-owned subsidiary includes the publicly traded master limited partnership of TLP. TLP was formed in February 2005 as a Delaware limited partnership to own and operate refined petroleum products terminaling and transportation facilities.  TLP conducts its operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio rivers, and in the Southeast.  TLP provides integrated terminaling, storage, transportation and related services for companies engaged in the trading, distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. TransMontaigne and NGL, subsequent to the Transaction, have an interest in TLP through the ownership of approximately 20% of the limited partner interests, a 2% general partner interest and the incentive distribution rights.

(b)                                 Basis of presentation and use of estimates

In preparing the combined financial statements, we have followed the accounting policies of Morgan Stanley, a broker –dealer, and TransMontaigne Inc., which are in accordance with United States generally accepted accounting principles or “GAAP”. The combined financial statements of the Company have been prepared from the separate records maintained by Morgan Stanley and TransMontaigne Inc. and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Company had been operated as an unaffiliated entity.  Because a direct ownership relationship did not exist among all the various assets comprising the Company, Morgan Stanley’s  net investment in the business is shown as net parent equity, in lieu of owner’s equity, in the combined financial statements.  All intercompany balances have been eliminated.  Transactions between us and Morgan Stanley operations have been identified in the combined financial statements as transactions between affiliates.  In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The following estimates, in our opinion, are subjective in nature and require the exercise of judgment: allowance for doubtful accounts; fair value of inventories; fair value of derivative contracts; useful lives of our plant and equipment; and accrued environmental obligations. Changes in these estimates and assumptions will occur as a result of the passage of time and the occurrence of future events. Actual results could differ from these estimates.

(c)                                  Accounting for marketing and distribution operations

In our marketing and distribution operations, we enter into contracts to purchase refined petroleum products, renewable fuel products and crude oil, schedule them for delivery to our terminals, as well as terminals owned by third parties, and then sell those products to our customers through rack spot sales, contract sales, and bulk sales. Revenue from our sales of physical inventory is recognized pursuant to the accrual method of accounting. Revenue from rack spot sales and contract sales is recognized when the product is delivered to the customer through a truck loading rack or marine fueling equipment. Revenue from bulk sales is recognized when the title to the product is transferred to the customer, which generally occurs upon delivery of the sale. Taxes collected from customers and remitted to taxing authorities are reported on a net basis in the combined statements of comprehensive income (loss).

Storage and transportation costs attributable to our marketing and distribution operations are included in cost of product sold in the accompanying combined statements of comprehensive income (loss). Storage costs at our terminals include the direct operating costs and expenses associated with our terminal operations, out of which we market and distribute our petroleum products.  Such costs consist of directly related wages and employee benefits for employees working at the terminals, utilities, communications, repairs and maintenance, rent, property taxes, vehicle expenses, environmental compliance costs, materials and supplies.  Storage costs at terminals owned by third parties include contractual amounts agreed to between us and third parties under terminaling services agreements.

Gains and losses associated with hedging the value of petroleum products owned and included in inventory and trading around that inventory are recorded on a net basis within cost of product sold in the accompanying combined statements of comprehensive income (loss).

(d)                                 Accounting for terminal and pipeline operations

In connection with our terminal and pipeline operations, we utilize the accrual method of accounting for revenue and expenses. We generate revenue in our terminal and pipeline operations from transactions with unaffiliated third parties primarily for terminaling services fees and pipeline transportation fees. Terminaling services revenue is recognized ratably over the term of the agreement for storage fees and minimum revenue commitments that are fixed at the inception of the agreement and when product is delivered to the customer for fees based on a rate per barrel of throughput; pipeline transportation revenue is recognized when the product has been delivered to the customer at the specified delivery location.

Direct operating costs and expenses for our terminal and pipeline operations consist of direct operating costs and expenses associated with our terminal operations under contract with unaffiliated third parties.  Such costs consist of directly related wages and employee benefits for employees working at the terminals, utilities, communications, repairs and maintenance, rent, property taxes, vehicle expenses, environmental compliance costs, materials and supplies.

(e)                                  Cash and cash equivalents

We consider all short-term investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents.

Restricted cash represents cash deposits to help sustain the TransMontaigne credit facility committed amounts.  Restricted cash amounts of approximately $1.0 million and $1.1 million at December 31, 2013 and 2012, respectively, are included in other current assets in the accompanying combined balance sheets.

(f)                                   Inventories

Our inventories are composed of volumes held in pipelines and terminals and volumes in transit via truck and rail.  Our inventories consist of refined petroleum products, primarily gasolines and distillates, ethanol and crude oil.  As these inventories are directly held by Morgan Stanley, which is a broker/dealer, the inventories presented in the accompanying combined balance sheets are carried at fair value to follow the practices of broker/dealer accounting and to be consistent with Morgan Stanley’s historical accounting policies. As noted in the Basis of Presentation, we have applied the parent entity’s accounting policies.  Historical cost was not reasonably available from Morgan Stanley.

(g)                                 Derivative contracts and variation margin payables

Certain of our commodity contract purchases and sales with firmly committed pricing structures qualify as over-the-counter derivative instruments. Our over-the-counter derivative instruments are reported as assets and liabilities and are measured at fair value in the accompanying combined balance sheets in accordance with generally accepted accounting principles. The net changes in the fair value of our over-the-counter derivative contracts are included within cost of product sold in the accompanying combined statements of comprehensive income (loss).

We also enter into derivative risk management contracts, principally NYMEX futures contracts, which are measured at fair value to manage our exposure to changes in commodity prices that are intended to offset the changes in the values of our inventories. We evaluate our market risk exposure from an overall portfolio basis that considers changes in physical inventories. At December 31, 2013 and 2012, net unrealized losses on our unsettled futures derivative contracts were recorded as variation margin payables in the accompanying combined balance sheets and are included within cost of product sold in the accompanying combined statements of comprehensive income (loss).

(h)                                 Inventories due under exchange agreements

We enter into refined product exchange agreements with major oil companies. Exchange agreements generally are fixed term agreements that involve our receipt of a specified volume of product at one location in exchange for delivery by us of a specified volume of product at a different location. The amount recorded represents the fair value of inventory due to others under exchange agreements.  At December 31, 2013 and 2012, current liabilities include inventory due to others under exchange agreements of 271,429 barrels and 277,652 barrels, respectively, with a fair value of approximately $28.4 million and $28.3 million, respectively.

(i)                                    Property, plant and equipment

Depreciation is computed using the straight-line method. Estimated useful lives are 15 to 25 years for terminals and pipelines and 3 to 25 years for furniture, fixtures and equipment. All items of property, plant and equipment are carried at cost. Expenditures that increase capacity or extend useful lives are capitalized. Repairs and maintenance are expensed as incurred.

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable based on expected undiscounted future cash flows attributable to that asset group. If an asset group is impaired, the impairment loss to be recognized is the excess of the carrying amount of the asset group over its estimated fair value.

(j)                                    Investments in unconsolidated affiliates

We account for investments in unconsolidated affiliates, which we do not control but do have the ability to exercise significant influence over, using the equity method of accounting. Under this method, the investment is recorded at acquisition cost, increased by our proportionate share of any earnings and additional capital contributions and decreased by our proportionate share of any losses, distributions received, and amortization of any excess investment. Excess investment is the amount by which our total investment exceeds our proportionate share of the book value of the net assets of the investment entity. We evaluate our investments in unconsolidated affiliates for impairment whenever events or circumstances indicate there is a loss in value of the investment that is other than temporary. In the event of impairment, we would record a charge to earnings to adjust the carrying amount to fair value.

(k)                                 Environmental obligations

We accrue for environmental costs that relate to existing conditions caused by past operations when estimable. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs. Liabilities for environmental costs at a specific site are initially recorded, on an undiscounted basis, when it is probable that we will be liable for such costs, and a reasonable estimate of the associated costs can be made based on available information. Such an estimate includes our share of the liability for each specific site and the sharing of the amounts related to each site that will not be paid by other potentially responsible parties, based on enacted laws and adopted/regulations and policies. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of our ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes, alternatives available and the evolving nature of environmental laws and regulations.

We periodically file claims for insurance recoveries of certain environmental remediation costs with our insurance carriers under our comprehensive liability policies. We recognize our insurance recoveries in the period that we assess the likelihood of recovery as being probable (i.e., likely to occur).

(l)                                    Asset retirement obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. Generally accepted accounting principles require that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded, which is depreciated over the remaining useful life of the asset. After the initial measurement, the liability is adjusted to reflect changes in the asset retirement obligation. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and interest rates. Our long-lived assets consist of above-ground storage facilities and underground pipelines. We are unable to predict if and when these long-lived assets will become obsolete and require dismantlement. We have not recorded an asset retirement obligation, or corresponding asset, because the future dismantlement and removal dates of our long-lived assets are indeterminable and the amount of any associated costs are believed to be insignificant. Changes in our assumptions and estimates may occur as a result of the passage of time and the occurrence of future events.

(m)                         Income taxes

Our income taxes are presented on a separate return basis, although our historical operations were included in the U.S. federal and state filings of Morgan Stanley or its subsidiaries. We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date. We periodically assess the likelihood that we will be able to recover our deferred tax assets and reflect any changes in our estimate to the valuation allowance, with an adjustment to earnings.

In assessing our need for a valuation allowance, we look to the future reversal of our taxable temporary differences, taxable income in carryback years, the feasibility of tax planning and estimated future taxable income. The valuation allowance may be affected by changes in tax law, statutory tax rates and estimated future income.

TLP is treated as a partnership for federal income taxes. As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by TLP flow through to the unitholders of the partnership.

(2) CONCENTRATION OF CREDIT RISK AND TRADE ACCOUNTS RECEIVABLE

Our primary marketing and distribution areas are located in the Midwest, Florida and the Southeast regions of the United States. We have a concentration of trade receivable balances due from major integrated oil companies, independent oil companies and other wholesalers. These concentrations of customers may affect our overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Our customers’ historical and future credit positions are analyzed prior to extending credit. We manage our exposure to credit risk through credit analysis, credit approvals, credit limits and monitoring procedures, and for certain transactions we may request letters of credit, prepayments or guarantees.

Pipeline sales accounts receivable consist of uncollected sales occurring while our inventory product is located in a pipeline, such as the Colonial and Plantation pipelines located in Southeast regions of the United States.  Product sold in the pipeline never reaches our terminals.  Whereas rack sales accounts receivable consist of uncollected sales sold out of our terminals, or third party terminals that we lease.  Our pipeline sales tend to be to major integrated oil companies, for which our counterparty credit risk is deemed minimal, and thus we have not historically recorded any allowance for doubtful accounts related to these receivables.  We maintain allowances for potentially uncollectible accounts receivable related to our rack sales. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

Rack sales accounts receivable, net consists of the following (in thousands):

	December 31, 2013	December 31, 2012
Trade accounts receivable	$247,329	$313,194
Less allowance for doubtful accounts	(3,809)	(5,437)
	$243,520	$307,757

The following table presents a rollforward of our allowance for doubtful accounts (in thousands):

	Balance at beginning of period	Charged to expenses	Deductions	Balance at end of period
2013	$5,437	$—	$(1,628)	$3,809
2012	$5,438	$646	$(647)	$5,437

No single customer accounted for 10% or more of total revenues for the years ended December 31, 2013 or 2012.

On the December 31, 2013 combined balance sheet, approximately $75 million of accounts receivable are reported net of accounts payable to the same counterparty.

(3) INVENTORIES

Our inventories are carried at fair value (see Note 1 of Notes to consolidated financial statements), and the classes of inventories are as follows (amounts and volume of barrels in thousands):

Inventories in pipelines and terminals:

	December 31, 2013		December 31, 2012
	Amount	Barrels	Amount	Barrels
Gasoline	$400,120	3,618	$438,820	3,978
Distillate	220,702	1,736	155,828	1,200
Ethanol	7,946	98	38,667	401
Crude oil	799	8	19,480	211
Other	—	—	7,249	1,139
	$629,567	5,460	$660,044	6,929

Inventories in transit via truck and rail:

	December 31, 2013		December 31, 2012
	Amount	Barrels	Amount	Barrels
Gasoline	$16,725	176	$25,898	256
Distillate	13,516	111	3,501	30
Ethanol	17,193	218	27,141	288
Crude oil	5,782	59	1,019	11
Other	—	—	2,144	57
	$53,216	564	$59,703	642

(4) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net is as follows (in thousands):

	December 31, 2013	December 31, 2012
Land	$57,568	$57,701
Terminals, pipelines and equipment	601,921	591,788
Furniture, fixtures and equipment	20,941	15,235
Construction in progress	3,691	8,101
	684,121	672,825
Less accumulated depreciation	(238,626)	(205,638)
	$445,495	$467,187

(5) INVESTMENT IN UNCONSOLIDATED AFFILIATES

At December 31, 2013 and 2012, our investments in unconsolidated affiliates include a 42.5% ownership interest in Battleground Oil Specialty Terminal Company LLC (“BOSTCO”) and a 50% interest in Frontera Brownsville LLC (“Frontera”). BOSTCO is a terminal facility construction project for approximately 7.1 million barrels of storage capacity at an estimated cost of approximately $535 million. BOSTCO is located on the Houston Ship Channel and began initial commercial operations in the fourth quarter of 2013. Frontera is a terminal facility located in Brownsville, Texas that includes approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

	Percentage of ownership December 31,		Carrying value (in thousands) December 31,
	2013	2012	2013	2012
BOSTCO	42.5%	42.5%	$186,181	$78,930
Frontera	50%	50%	25,424	26,234
Total investments in unconsolidated affiliates			$211,605	$105,164

At December 31, 2013 and 2012, our investment in BOSTCO includes approximately $6.4 million and $2.7 million, respectively, of excess investment related to a one time buy-in fee to acquire our 42.5% interest and capitalization of interest on our investment during the construction of BOSTCO. Excess investment is the amount by which our investment exceeds our proportionate share of the book value of the net assets of the BOSTCO entity.

Earnings (loss) from investments in unconsolidated affiliates were as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2012
BOSTCO	$(826)	$—
Frontera	505	558
Total earnings from unconsolidated affiliates	$(321)	$558

Additional capital investments in unconsolidated affiliates were as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2012
BOSTCO	$108,077	$78,930
Frontera	152	1,236
Additional capital investments in unconsolidated affiliates	$108,229	$80,166

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Year ended December 31, 2013	Year ended December 31, 2012
BOSTCO	$—	$—
Frontera	1,467	1,435
Cash distributions from unconsolidated affiliates	$1,467	$1,435

The summarized financial information of our unconsolidated affiliates was as follows (in thousands):

Balance sheets:

	BOSTCO December 31,		Frontera December 31,
	2013	2012	2013	2012
Current assets	$30,776	$21	$4,465	$4,209
Long-term assets	458,707	231,537	47,691	50,013
Current liabilities	(66,469)	(52,233)	(1,308)	(1,754)
Long-term liabilities	—	—	—	—
Net assets	$423,014	$179,325	$50,848	$52,468

Statements of comprehensive income (loss):

	BOSTCO Year ended December 31,		Frontera Year ended December 31,
	2013	2012	2013	2012
Revenue	$3,917	$—	$12,388	$11,539
Expenses	(5,854)	(7)	(11,378)	(10,423)
Net earnings and comprehensive income (loss)	$(1,937)	$(7)	$1,010	$1,116

(6) DERIVATIVE CONTRACTS

The Company purchases and sells commodities, such as gasoline, distillate, ethanol and crude oil. The Company generally follows a policy of using over-the-counter commodity derivatives as components of market strategies designed to enhance margins.  The results of these strategies can be significantly impacted by factors such as the volatility of the relationship between the value of commodity derivatives and the prices of the underlying commodities, counterparty contract defaults, and volatility of transportation markets.

The majority of the Company’s commodity purchase and sales contracts qualify as over-the-counter derivative instruments and the change in fair value is reported in cost of product sold within the marketing and distribution section of the accompanying combined statements of comprehensive income (loss).  Changes in the fair value of our derivatives are recognized in earnings. The Company reports the fair value of its over-the-counter derivative assets and liabilities on the combined balance sheets as derivative contract assets and liabilities.

The Company has established guidelines to manage and mitigate credit risk within risk tolerances. The Company attempts to mitigate its credit exposure by setting tenor and credit limits commensurate with counterparty financial strength and obtaining master netting agreements. The use of master netting agreements is driven by industry practice, and anticipated volumes and complexity of the business relationship with the counterparty.

The following table provides information about our derivative asset contract positions, net at December 31, 2013 (in thousands):

Derivative type	Gross derivative assets	Counterparty liabilities netted against assets	Fair value of derivative assets, net
Bilateral over-the-counter contracts	$54,119	$(6,747)	$47,372

The following table provides information about our derivative asset contract positions, net at December 31, 2012 (in thousands):

Derivative type	Gross derivative assets	Counterparty liabilities netted against assets	Fair value of derivative assets, net
Bilateral over-the-counter contracts	$22,868	$(9,478)	$13,390

The following table provides information about our derivative liability contract positions, net at December 31, 2013 (in thousands):

Derivative type	Gross derivative liabilities	Counterparty assets netted against liabilities	Fair value of derivative liabilities, net
Bilateral over-the-counter contracts	$36,870	$(6,804)	$30,066

The following table provides information about our derivative liability contract positions, net at December 31, 2012 (in thousands):

Derivative type	Gross derivative liabilities	Counterparty assets netted against liabilities	Fair value of derivative liabilities, net
Bilateral over-the-counter contracts	$21,425	$(9,478)	$11,947

(7) BANK DEBT

TLP Credit Facility

On March 9, 2011, TLP entered into an amended and restated senior secured credit facility, or the “TLP credit facility”, which has been subsequently amended from time to time. The TLP credit facility provides for a maximum borrowing line of credit equal to the lesser of (i) $350 million and (ii) 4.75 times Consolidated EBITDA (as defined: $339.2 million at December 31, 2013). TLP may elect to have loans under the TLP credit facility that bear interest either (i) at a rate of LIBOR plus a margin ranging from 2% to 3% depending on the total leverage ratio then in effect, or (ii) at the base rate plus a margin ranging from 1% to 2% depending on the total leverage ratio then in effect. TLP also pays a commitment fee on the unused amount of commitments, ranging from 0.375% to 0.5% per annum, depending on the total leverage ratio then in effect. TLP’s obligations under the TLP credit facility are secured by a first priority security interest in favor of the lenders in the majority of the TLP assets.

The terms of the TLP credit facility include covenants that restrict TLP’s ability to make cash distributions, acquisitions and investments, including investments in joint ventures. TLP may make distributions of cash to the extent of its “available cash” as defined in the TLP partnership agreement. TLP may make acquisitions and investments that meet the definition of “permitted acquisitions”; “other investments” which may not exceed 5% of “consolidated net tangible assets”; and “permitted JV investments”. Permitted JV investments include up to $225 million of investments in BOSTCO, the “Specified BOSTCO Investment”. In addition to the Specified BOSTCO Investment, under the terms of the TLP credit facility, TLP may make an additional $75 million of other permitted JV investments (including additional investments in BOSTCO). The principal balance of loans and any accrued and unpaid interest are due and payable in full on the maturity date, March 9, 2016.

The following table summarizes the assets and liabilities of TLP at December 31, 2013 (in thousands):

Cash and cash equivalents	$3,263
Trade accounts receivable, net	6,427
Receivables from affiliates	2,257
Other current assets	3,478
Property, plant and equipment, net	407,045
Investments in unconsolidated affiliates	211,605
Other assets, net	14,357
Total assets	$648,432

Trade accounts payable	$5,717
Accrued liabilities	16,189
Long-term debt	212,000
Other noncurrent liabilities	6,059
Equity attributable to noncontrolling interests	359,418
Equity attributable to parent	49,049
Total liabilities and equity	$648,432

The TLP credit facility also contains customary representations and warranties (including those relating to organization and authorization, compliance with laws, absence of defaults, material agreements and litigation) and customary events of default (including those relating to monetary defaults, covenant defaults, cross defaults and bankruptcy events). The primary financial covenants contained in the credit facility are (i) a total leverage ratio test (not to exceed 4.75 times), (ii) a senior secured leverage ratio test (not to exceed 3.75 times) in the event TLP issues senior unsecured notes, and (iii) a minimum interest coverage ratio test (not less than 3.0 times).  If TLP were to fail any financial performance covenant, or any other covenant contained in the TLP credit facility, TLP would seek a waiver from its lenders under such facility. If TLP were unable to obtain a waiver from its lenders and the default remained uncured after any applicable grace period, TLP would be in breach of the TLP credit facility, and the lenders would be entitled to declare all outstanding borrowings immediately due and payable. TLP was in compliance with all of the financial covenants under the credit facility as of December 31, 2013.

For the years ended December 31, 2013 and 2012, the weighted average interest rate on borrowings under the TLP credit facility was approximately 2.5% and 2.4%, respectively. At December 31, 2013 and 2012, TLP’s outstanding borrowings under the TLP credit facility were $212 million and $184 million, respectively. At December 31, 2013 and 2012, TLP had no outstanding letters of credit.

TLP has an effective universal shelf registration statement on Form S-3 with the Securities and Exchange Commission that expires in June 2016. TLP Finance Corp., a 100% owned subsidiary of TLP, may act as a co-issuer of any debt securities issued pursuant to that registration statement. TLP and TLP Finance Corp. have no independent assets or operations. TLP’s operations are conducted by its subsidiaries, including its 100% owned operating company subsidiary, TransMontaigne Operating Company L.P. Each of TransMontaigne Operating Company L.P. and TLP’s other 100% owned subsidiaries (other than TLP Finance Corp., whose sole purpose is to act as co-issuer of any debt securities) may guarantee the debt securities. TLP expects that any guarantees will be full and unconditional and joint and several, subject to certain automatic customary releases, including sale, disposition, or transfer of the capital stock or substantially all of the assets of a subsidiary guarantor, exercise of legal defeasance option or covenant defeasance option, and designation of a subsidiary guarantor as unrestricted in accordance with the indenture. There are no significant restrictions on the ability of TLP or any guarantor to obtain funds from its subsidiaries by dividend or loan. None of the assets of TLP or a guarantor represent restricted net assets pursuant to the guidelines established by the Securities and Exchange Commission.

TransMontaigne Credit Facility

TransMontaigne has a senior secured working capital credit facility, or the “TransMontaigne credit facility” that provides for a maximum borrowing line of credit equal to the lesser of (i) $150 million or (ii) the borrowing base, which is a function of, among other things, restricted cash maintained in a specified account, accounts receivable, inventory and certain reserve adjustments as defined in the facility (as defined: $118.9 million at December 31, 2013). In addition, outstanding letters of credit are counted against the maximum borrowing capacity available at any time. Borrowings under the TransMontaigne credit facility bear interest (at TransMontaigne’s option) based on a base rate plus an applicable margin, or LIBOR plus an applicable margin; the applicable margins range from 2% to 3% and are a function of the average excess borrowing base availability. In addition, TransMontaigne pays a commitment fee ranging from 0.50% to 0.625% per annum on the total amount of the unused commitments. Borrowings under the TransMontaigne credit facility are secured by the majority of the TransMontaigne’s and its wholly-owned subsidiaries’ assets, which excludes all TLP assets. The principal balance of loans and any accrued and unpaid interest is scheduled to be due and payable in full on the maturity date August 15, 2015.  TransMontaigne primarily utilizes the facility to finance its crude oil marketing operations through the issuance of letters of credit to crude oil producers.

For the years ended December 31, 2013 and 2012, the weighted average interest rate on letters of credit under the TransMontaigne credit facility was approximately 2.6% and 2.7%, respectively. At December 31, 2013 and 2012, TransMontaigne had no outstanding borrowings under the TransMontaigne credit facility.  At December 31, 2013 and 2012, TransMontaigne’s outstanding letters of credit were approximately $51.0 million and $52.5 million, respectively.

In connection with the July 1, 2014 sale to NGL, and immediately prior thereto, the TransMontaigne credit facility was terminated.

(8) INCOME TAXES

The Company’s operating results have been included in the consolidated U.S. Federal and state income tax returns of Morgan Stanley.  The amounts presented in the combined financial statements related to the Company’s income taxes as determined as if the taxes were prepared on a separate tax return basis.  Our separate return basis tax attributes may not reflect the tax positions taken or to be taken by Morgan Stanley.  In many cases, the tax losses and other tax attributes of TransMontaigne have been utilized or are available to be utilized by Morgan Stanley, and may remain with Morgan Stanley after the separation of the Company from Morgan Stanley.

Income tax (expense) benefit from continuing operations on a separate return basis consists of the following (in thousands):

	Years ended December 31,
	2013	2012
Current:
Federal income taxes	$—	$—
State income taxes	(242)	(188)
Current income taxes	(242)	(188)
Deferred:
Federal income taxes	—	—
State income taxes	—	—
Deferred income taxes	—	—
Income tax benefit (expense)	$(242)	$(188)

Income tax expense differs from the amount computed by applying the federal statutory corporate income tax rate of 35% to pretax earnings as a result of the following (in thousands):

	Years ended December 31,
	2013	2012
Computed “expected” tax benefit (expense)	$(13,117)	$62,864
Increase (reduction) in income taxes resulting from:
Nontaxable portion of NCI in TLP	8,247	9,480
Change in valuation allowance	5,393	(80,754)
State income taxes, net of federal income tax benefit	(619)	8,415
Other, net	(146)	(193)
Income tax benefit (expense)	$(242)	$(188)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31, 2013	December 31, 2012
Current deferred tax assets (liabilities):
Accrued liabilities, principally due to differences in accounting methods	$5,184	$6,608
Long-term deferred tax assets (liabilities):
Intangible assets, principally due to differences in amortization methods	$(1,159)	$(1,258)
Investment in TransMontaigne Partners	(29,271)	(26,969)
Intangible assets, principally due to differences in amortization methods and impairment allowances	2,117	2,800
Net operating losses	85,019	84,776
Plant and equipment, principally due to differences in depreciation methods	(5,989)	(4,663)
Total long-term deferred tax assets	50,717	54,686
Valuation allowance	(55,901)	(61,294)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2013 and 2012, TransMontaigne had no unrecognized tax benefits. There was no change in the amount of unrecognized tax benefits as a result of tax positions taken during the year or in prior periods or due to settlements with taxing authorities or lapses of applicable statutes of limitations. TransMontaigne is open to federal and state tax audits until the applicable statutes of limitations expire, including those applicable to Morgan Stanley.  Tax audits are currently in process for several jurisdictions where TransMontaigne was part of the consolidated tax filings of Morgan Stanley.  As a result, the statute of limitations is open for tax years since 2006.  After consideration of tax losses made available to Morgan Stanley, TransMontaigne has state net operating loss carryforwards of $16.6 million and $9.6 million, respectively, which expire in the years 2015 to 2033, that will be available to offset future taxable income after the Transaction.  Due to the change in ownership of TransMontaigne, the net operating losses could be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the expected timing of the reversal of taxable temporary differences and the realizability of the deferred tax assets on a separate return basis over the periods in which the deferred tax assets are deductible, the Company believes the “more likely than not” criterion has not been satisfied as of December 31, 2013 and 2012, and the benefits of future deductible differences have been fully valued.

(9) FAIR VALUE MEASUREMENTS

Generally accepted accounting principles define fair value, establish a framework for measuring fair value and require disclosures about fair value measurements. Generally accepted accounting principles also establish a fair value hierarchy that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect their placement within the fair value hierarchy levels.  The three levels of the fair value hierarchy are:

Level 1 — Unadjusted quoted prices available in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities. This level primarily consists of financial instruments such as exchange-traded securities and listed derivatives.

Level 2 — Pricing inputs include quoted prices for identical or similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs reflect management’s best estimate of fair value using its own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The Company’s inventory related assets and liabilities, its over-the-counter commodity purchase and sale derivative contracts and its variation margin payables are classified as Level 2 of the fair value hierarchy. The Company estimates fair values based on exchange quoted commodity prices, adjusted as appropriate for contract terms (including maturity) and differences in local markets. These differences are generally valued using inputs from broker or dealer quotations, published indices and consumer pricing services. The determination of the fair values for the derivative contracts and variation margin payables also factor the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit, and priority interests), and also the impact of the Company’s nonperformance risk on its liabilities. The Company is able to classify these fair value balances based on the observability of inputs.

The following tables set forth by level within the fair value hierarchy the Company’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2013 and 2012.

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets carried at fair value (in thousands):
Inventories in pipelines and terminals	$—	$629,567	$—	$629,567
Inventories in transit via truck and rail	—	53,216	—	53,216
Derivative contracts	—	47,372	—	47,372
Liabilities carried at fair value (in thousands):
Inventories due under exchange agreements	—	31,280	—	31,280
Derivative contracts	—	30,066	—	30,066
Variation margin payables	—	35,528	—	35,528

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets carried at fair value (in thousands):
Inventories in pipelines and terminals	$—	$660,044	$—	$660,044
Inventories in transit via truck and rail	—	59,703	—	59,703
Derivative contracts	—	13,390	—	13,390
Liabilities carried at fair value (in thousands):
Inventories due under exchange agreements	—	35,343	—	35,343
Derivative contracts	—	11,947	—	11,947
Variation margin payables	—	30,633	—	30,633

The Company also has financial instruments that are not accounted for at fair value, which generally accepted accounting principles require we disclose the fair value.  The following tables set forth by level within the fair value hierarchy the Company’s assets and liabilities that constitute financial instruments and were not accounted for at fair value as of December 31, 2013 and 2012. We believe the carrying amounts of these financial instruments reasonably approximate their fair values due to their short-term nature, and in the case of our bank debt due to the borrowings bearing interest at current market interest rates.

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Assets for which the carrying value approximates fair value (in thousands):
Cash and cash equivalents	$74,762	$—	$—	$74,762
Rack sales accounts receivable, net	—	243,520	—	243,520
Pipeline sales accounts receivable	—	684,881	—	684,881
Other pipeline accrued receivables	—	6,123	—	6,123
Other current assets – restricted cash	1,000	—	—	1,000
Liabilities for which the carrying value approximates fair value (in thousands)
Accounts payable	—	64,351	—	64,351
Product purchases accounts payable	—	785,112	—	785,112
Excise taxes payable	—	39,648	—	39,648
Other pipeline accrued payables	—	20,589	—	20,589
Bank debt	—	212,000	—	212,000

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Assets for which the carrying value approximates fair value (in thousands):
Cash and cash equivalents	$15,156	$—	$—	$15,156
Rack sales accounts receivable, net	—	307,757	—	307,757
Pipeline sales accounts receivable	—	520,944	—	520,944
Other pipeline accrued receivables	—	2,808	—	2,808
Other current assets – restricted cash	1,120	—	—	1,120
Liabilities for which the carrying value approximates fair value (in thousands)
Accounts payable	—	100,651	—	100,651
Product purchases accounts payable	—	705,863	—	705,863
Excise taxes payable	—	55,139	—	55,139
Other pipeline accrued payables	—	18,953	—	18,953
Bank debt	—	184,000	—	184,000

(10) COMMITMENTS AND CONTINGENCIES

At December 31, 2013, future minimum lease payments under our non-cancelable operating leases are as follows (in thousands):

Years ending December 31:	Office space	Rail cars	Property and equipment	Total
2014	$2,049	$1,960	$3,753	$7,762
2015	2,104	408	3,920	6,432
2016	2,159	238	3,997	6,394
2017	2,150	—	2,989	5,139
2018	1,412	—	588	2,000
Thereafter	1,192	—	3,891	5,083
	$11,066	$2,606	$19,138	$32,810

Rental expense under operating leases is as follows (in thousands):

	Years ended December 31,
	2013	2012
Office space	$1,772	$1,870
Rail cars	6,887	2,288
Property and equipment	3,573	1,471
	$12,232	$5,629

(11) SUBSEQUENT EVENTS

We have evaluated subsequent events through November 5, 2014, which is the date the financial statements were available to be issued.

On July 1, 2014, Morgan Stanley consummated the sale of its indirect 100% ownership interest in TransMontaigne Inc. to NGL. TransMontaigne Inc. is the indirect parent and sole member of TransMontaigne GP L.L.C., which is the sole general partner of TLP, a publically traded master limited partnership. The sale also included Morgan Stanley’s limited partnership interests in TLP, the assignment from an affiliate of Morgan Stanley to NGL of certain terminaling services agreements with TLP, and the transfer of certain inventory owned by Morgan Stanley.

In connection with the July 1, 2014 sale to NGL, and immediately prior thereto, the TransMontaigne credit facility was terminated.